Exhibit 10.01

MACROMEDIA, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Agreement is made effective this 19th day of January, 2005, (the “Effective Date”) between Macromedia, Inc., a Delaware corporation (“Macromedia”), and Robert K. Burgess (“Executive”).

WHEREAS, Macromedia is engaged in the business of developing and marketing certain computer software;

WHEREAS, Executive is currently Chairman of the Board of Directors and Chief Executive Officer of Macromedia pursuant to an employment agreement dated January 10, 2003 (the “Prior Agreement”); and

WHEREAS, Macromedia desires to secure the continued services of Executive as Executive Chairman of the Board of Directors, on the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed to amend and restate the Prior Agreement in its entirety as follows:

1. Duties. Executive shall have such duties as the Board of Directors of Macromedia (the “Board”) may from time to time prescribe consistent with his position as Executive Chairman of the Board (“Executive Chairman”) of Macromedia. Macromedia shall use its best efforts to have Executive elected and re-elected to the Board at each Annual Stockholders Meeting held during his period of service as Executive Chairman. Executive shall report directly to the Board. Executive shall devote his full time, attention, energies and best efforts to the business of Macromedia based in San Francisco, California, and shall not during his period of employment as Executive Chairman engage in any other business activity, whether or not such business activity is pursued for gain, profit of other pecuniary advantage; provided, however, that this Section 1 shall not be construed as preventing Executive from (i) investing his assets in such form and manner as will not require any substantial services on his part in the operation of the affairs of the business entities in which such investments are made or (ii) serving as a member of the board of directors or similar governing body of one or more business enterprises or charitable organizations or foundations, provided such service does not interfere with the duties required of him hereunder and is approved by the Board.

2. Compensation. Macromedia shall pay and Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the following:

2.1 Base Salary. $400,000 per year in base salary payable in installments twice per month, with such deductions or withholdings as are required by law.

2.2 Bonus. A $400,000 target bonus for Macromedia’s fiscal year, ending June 30, 2005. Effective with Macromedia’s fiscal second quarter commencing July 1, 2005, the Compensation Committee of the Board of Directors of Macromedia shall review Executive’s base salary and bonus and may propose new amounts based on the judgment of the Committee.

2.3 Stock Options. Executive’s outstanding stock option grants (the “Prior Options”) remain subject to and governed by the terms and provisions set forth in the applicable stock option agreement by and between Macromedia and Executive and the Macromedia equity incentive plan, if any, under which such grants were awarded, except to the extent otherwise provided in Subsection 7.1(b) and Subsection 8.2(b), below, in which event the terms set forth in the applicable of such Subsections shall govern. Following the Effective Date, Executive shall be eligible for the grant of equity compensation awards (the “New Options”) from time to time under the equity compensation plans and arrangements maintained by Macromedia; however, no New Options are being granted or promised by this Agreement.

3. Indemnification. The existing Indemnification Agreement between Macromedia and the Company dated September 5, 1996, in the form attached hereto as Exhibit A, shall continue in full force and effect.

4. Benefits. Executive shall be entitled to and shall receive such pension, profit sharing and fringe benefits such as hospitalization, medical, life and other insurance benefits, vacation, sick pay and short-term disability as the Board may, from time to time, determine to provide for the key executives of Macromedia.

5. Executive Proprietary Information and Inventions Agreement. As part of the consideration between the parties for this Agreement, Executive hereby agrees to remain bound by the terms of Macromedia’s Proprietary Information and Inventions Agreement entered into by and between Macromedia and Executive on August 25, 1996 and attached as Exhibit B hereto.

6. Termination. Executive’s employment shall terminate immediately upon Executive’s receipt of written notice by Macromedia, upon Macromedia’s receipt of written notice by Executive, or upon Executive’s death and Executive shall, upon request of the Board of Directors, resign as a director of Macromedia.

6.1 Surrender of Records and Property. At the time of termination, Executive shall deliver promptly all equipment, records, manuals, books, data tables or copies thereof regardless of the underlying media upon which such materials are recorded which are property of Macromedia and which are under Executive’s possession and control.

7. Benefits Upon Termination of Employment. In the event that Executive’s employment is terminated, he shall be eligible for benefits as follows:

7.1 Termination without Cause, for Good Reason or Due to Death or Disability. In the event that Executive’s employment is terminated (i) by Macromedia without Cause (as defined in Subsection 7.2), (ii) because of Executive’s death or Disability (as defined in Subsection 7.4), or (iii) voluntarily by Executive for Good Reason (as defined in Subsection 7.3), Macromedia shall provide Executive with termination benefits, as follows:

(a) Executive (or his estate) shall (i) receive a lump sum payment in an amount equal to two (2) times the sum of his annual rate of base salary and 100% of his annual target bonus, both at the level in effect immediately prior to his termination, with such payment in no event to be less than $1,600,000, less applicable deductions or withholdings, (ii) reimburse Executive for any expenses of Executive and his dependents incurred by him, for the two (2)-year period following his termination date, for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1975, as amended (“COBRA”) or pay for comparable coverage in the event Executive is no longer eligible for COBRA and (iii) pay the full annual premium and related tax gross-up on the life insurance policy maintained on the Executive pursuant to Subsection 7.1(d) below for the contract year in which his termination of employment occurs, other than any premium which would otherwise first become due after his death. Executive shall also be entitled to participate in any plans or other employee benefit arrangements (or Macromedia shall make available comparable arrangements) which are generally available to employees or executives of Macromedia during such two (2) year period other than the Macromedia tax-qualified pension or profit-sharing plans or the employee stock purchase plan. Under no circumstances shall Macromedia be obligated to make any payments or continue benefits beyond the two (2) year period after the date of Executive’s termination of employment.

(b) The vesting of each of the Prior Options held by Executive shall accelerate with respect to a number of shares equal to the greater of (i) the number of shares that will vest over the next twenty-four (24) months reduced by the number of months elapsed from the grant date of that Prior Option to the date of Executive’s termination of employment, or (ii) twelve (12) months of vesting; provided that any Prior Options with an exercise price less than the fair market value of Macromedia Common Stock on the Effective Date shall have vesting accelerated by no less than twenty-four (24) months. In addition, the vesting of any New Options held by Executive shall have vesting accelerated by no less than twenty-four (24) months. Each of the Executive’s Prior Options shall remain exercisable until the end of the one hundred eighty (180) day period following the later of (i) the Executive’s termination date or (ii) the end of the period during which that Prior Option would have continued to vest following the Executive’s termination pursuant to the provisions of Section 7.1 of the Prior Agreement, but in no event may any Prior Option be exercised after the expiration date of such Prior Option as set forth in the applicable stock option agreement; provided that in no event shall the period during which Executive may exercise any Prior Options with an exercise price at or less than the fair market value of Macromedia Common Stock on the Effective Date expire prior to the earlier of (i) one (1) year following Executive’s termination date or (ii) the expiration date of the Prior Options as set forth in the applicable stock option agreement. Any New Options shall remain exercisable until the earlier of (i) the date one (1) year following Executive’s termination date, and (ii) the expiration date of such New Options as set forth in the applicable stock option agreement.

(c) Prior to the payment of any termination benefits under this Subsection 7.1 or Section 8 below, Executive and Macromedia will enter into a mutual general release; provided, however, that such release shall not extend to any subsequent claims Executive may have with respect to those termination benefits or continued option vesting.

(d) Macromedia will, as soon as practicable following the Effective Date, purchase a term life insurance policy on the life of Executive in the amount of ten million dollars ($10,000,000) with the proceeds payable to Executive’s designated beneficiary. Macromedia will, throughout the term of this Agreement, pay all premiums on such policy as they become due and gross-up Executive for any federal or state income taxes attributable to the payment of such premiums. Ownership of such policy shall be vested in the Executive or such person or entity as Executive shall direct in writing to Macromedia. In the event that Executive designates a person or entity other than himself as owner of such policy, the designated owner shall have the right to designate the beneficiary of such policy.

7.2 Circumstances Under Which Termination Benefits Will Not Be Paid. Macromedia shall not be obligated to provide Executive the termination benefits described in Subsection 7.1 above if Executive’s employment is terminated by Macromedia for Cause or if Executive voluntarily terminates his employment with Macromedia other than for Good Reason. Upon the termination of Executive’s employment by reason of his Disability or death, the termination benefits under Subsection 7.1 will be provided. For purposes of this Agreement, “Cause” shall mean (1) Executive’s conviction of any felony under federal or state law, or any fraud, misappropriation or embezzlement or (2) Executive’s commission of a material violation of the Executive’s Proprietary Information and Inventions Agreement. For purposes of this Agreement, “Good Reason” shall have the meaning set forth and be determined under Subsection 7.3.

7.3 Termination for Good Reason. Executive may voluntarily terminate his employment with Macromedia for Good Reason if there should occur:

(a) a material adverse change in Executive’s position causing it to be of materially less stature or responsibility without Executive’s written consent, and such a materially adverse change shall in all events be deemed to occur if Executive no longer serves as executive chairman of a publicly traded company, unless Executive consents in writing to such change,

(b) a reduction, without Executive’s written consent, in his level of compensation (including base salary and fringe benefits) by more than ten percent (10%) or a reduction by more than ten percent (10%) in his target bonus formula under any performance-based executive incentive plans; provided that a reduction in base salary and/or target bonus, shall not be considered Good Reason so long as his base salary is not reduced to less than $275,000 per year and his aggregate base salary and target bonus is not reduced below $550,000,

(c) a relocation of his principal place of employment by more than 50 miles, or

(d) a material breach by Macromedia (or its successor) of Subsection 7.1(d) of this Agreement or its obligations under the attached Indemnification Agreement and the failure to cure such breach within thirty (30) days after written notice from Executive identifying such breach.

Executive expressly acknowledges and agrees that the changes effected by this Agreement do not constitute “Good Reason” under the Prior Agreement or this Agreement.

7.4 Executive’s Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform the duties of Executive Chairman for a period of 180 consecutive days or a period of 180 days during any consecutive twelve-month period as a result of incapacity due to mental or physical illness as determined by the Board.

8. Change in Control Benefits. Should there occur a Change in Control (as defined below), then the following provisions shall become applicable:

8.1 Period of Continued Employment. During the period (if any) following a Change in Control that Executive continues to be employed by Macromedia or any successor entity, then the terms and provisions of this Agreement shall continue in full force and effect, and Executive shall continue to vest in his outstanding stock awards pursuant to the terms and provisions set forth in the agreements governing such stock awards.

8.2 Certain Terminations Following a Change in Control. Should Executive terminate his employment with Macromedia or any successor entity for any reason within one hundred eighty (180) days following a Change in Control or should any of the following events occur within the one (1) year period following a Change in Control: (i) the Executive’s voluntary termination of his employment for Good Reason, (ii) the termination of Executive’s employment without Cause by Macromedia or any successor or (iii) the termination of Executive’s employment by reason of his death or Disability, then in lieu of the benefits set forth in Section 7.1 above, the following benefits shall become due and payable:

(a) Executive (or his estate) shall (i) receive a lump sum payment in an amount equal to two (2) times the sum of his annual rate of base salary and 100% of his annual target bonus, both at the level in effect immediately prior to his termination or, if greater, at the level in effect immediately prior to the Change in Control, with such payment to be not less than $1,600,000, and (ii) be reimbursed for any expenses of Executive and his dependents incurred by him for COBRA coverage or pay for comparable coverage in the event he is no longer eligible for COBRA, during the two (2) year period following his termination date. In addition, Macromedia or its successor shall pay the full annual premium and related tax gross-up on the life insurance policy maintained on the Executive pursuant to Paragraph 7.1(d) above for the contract year in which his termination of employment occurs, other than any premium payment which would otherwise first become due after his death. Executive shall also be entitled to participate in any plans or other employee benefit arrangements (or Macromedia or its successor shall make available comparable arrangements) which are generally available to employees or executives of Macromedia or its successor during such two (2) year period other than the tax-qualified pension or profit-sharing plans or the employee stock purchase plan.

(b) All of Executive’s then outstanding options (including the Prior Options, any New Options and any options granted by Macromedia’s successor) shall immediately become exercisable and vest in full and shall remain exercisable until the earlier of (i) the date two (2) years following Executive’s termination date, and (ii) the expiration date of such options as set forth in the applicable stock option agreement.

(c) All of Executive’s then outstanding restricted stock awards (including restricted stock awards granted by Macromedia’s successor) shall vest in full; provided that solely for purposes of determining whether Executive shall be entitled to accelerated vesting pursuant to this Subsection 8.2(c), Executive shall have Good Reason for termination of employment only if Executive remains in employment for the six (6) months immediately following the Change in Control, upon written request by Macromedia and/or its successor, or such shorter period as may be determined by Macromedia and/or its successor.

For purposes of this Section 8, a Change in Control shall be deemed to occur upon:

(I) the sale, lease, conveyance or other disposition of all or substantially all of Macromedia’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert,

(II) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any person, entity or group acting in concert, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% percent of the aggregate voting power of all classes of common equity stock of Macromedia,

(III) a liquidation and winding up of the business of Macromedia, or

(IV) a change in the composition of the Board of Directors over a period of thirty-six (36) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board of Directors.

9. Arbitration.

9.1 Except for proceedings seeking injunctive relief, including, without limitation, allegations of misappropriation of trade secrets, copyright or patent infringements, any controversy or claim arising out of or in relation to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration of this Agreement shall include claims of fraud or fraud in the inducement relating to this Agreement. Arbitration further includes all claims, regardless of whether the dispute arises during the term of the Agreement, at the time of termination or thereafter.

9.2 Either party may initiate the arbitration proceedings, for which the provision is herein made, by notifying the opposing party, in writing, of its demand to arbitrate. In any such arbitration there shall be appointed one arbitrator who shall be selected in accordance with the AAA Commercial Arbitration Rules. The place of arbitration shall be San Francisco, California. The law applicable to the dispute shall be the laws of the State of California. Accordingly, the California Uniform Arbitration Act shall apply to the interpretation of the arbitration procedure; pursuant thereto, the arbitrator’s powers shall include, without limitation, the power to issue subpoenas for the attendance of witnesses for hearing or deposition, and for other production of books, records, documents or other evidence pursuant to California law.

9.3 The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or plead to the arbitrator; that the arbitrator shall be the final judge of both law and fact in arbitration of disputes arising out of or relating to this Agreement, including the interpretation of the terms of this Agreement. The parties further agree it shall be the sole and exclusive duty of the arbitrator to determine the arbitrability of issues in dispute and that neither party shall have recourse to the court for such a determination.

10. General.

10.1 Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

10.2 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

10.3 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the General Counsel of Macromedia as its principal corporate address, and to Executive at his most recent address shown on Macromedia’s corporate records, or at any other address which he may specify in any appropriate notice to Macromedia.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

10.5 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, together with the stock option agreements for the Prior Options as modified hereby, the Indemnification Agreement attached hereto as Exhibit A and the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, constitutes the complete and exclusive statement of the agreement between the parties concerning the subject of Executive’s employment and supersedes the Prior Agreement, any other prior employment agreement (and any amendments thereto) by and between Executive and Macromedia, and all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

10.6 Assignment and Successors. Macromedia shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of Macromedia. The rights and obligation of Macromedia under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Macromedia. Any payments or benefits which become due under this Agreement in connection with the Executive’s death shall be paid to his designated beneficiary(ies) or, in the absence of such designation, to the personal representative or administrator of his estate.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MACROMEDIA, INC.		ACCEPTED BY EXECUTIVE

By:	/s/ Loren E. Hillberg	/s/ Robert K. Burgess
Name:	Loren E. Hillberg
Title:	Senior Vice President, General Counsel and Secretary

Exhibits:

A – Indemnification Agreement dated September 5, 1996

B – Proprietary Information and Inventions Agreement dated August 25, 1996